Exhibit 10.2

EXECUTIVE SEVERANCE BENEFITS AGREEMENT

This Executive Severance Benefits Agreement (“Agreement”) is made this              day of August 2006, by and between Robert F. Rivers (“Executive”) and Eastern Bank (“Eastern” or the “Bank”) (Executive and Eastern are collectively referred to herein as the “Parties”).

1.     Employment At-Will . Executive has been elected or appointed to the position of Vice Chair and Chief Banking Officer. This Agreement governs the benefits to which Executive is entitled in the event that his employment is terminated, but does not affect the at-will nature of Executive’s employment. Parties retain the right to terminate the employment relationship at will and without notice, subject to the covenants below.

2.    Definitions.

(a)	“Bank” means Eastern Bank and shall include its subsidiaries, affiliates and successors.

(b)

“Base Compensation” means Executive’s annual rate of fixed salary as in effect immediately prior to termination of employment (without reduction for salary reduction contributions to any qualified or non-qualified employee benefit plan or fringe benefit plan) plus Executive’s Incentive Award.

(c)

“Cause” for termination of Executive’s employment by the Bank means: (1) any act of gross misconduct or gross negligence by Executive which results in material harm to the Bank, whether monetarily or otherwise; (2) any act of dishonesty, disloyalty or fraud by Executive which results in material harm to the Bank, whether monetarily or otherwise; (3) Executive’s conviction of, or plea of nolo contendere to, any felony or any crime involving moral turpitude; or (4) Executive’s failure to perform a substantial portion of the duties of Executive’s position adequately for a period of more than thirty (30) days after written notice from the Bank describing such failure.

(d)	“Code” means the Internal Revenue Code, as from time to time amended, and includes references to successor provisions thereof.

(e)

“Confidential Information,” for purposes of this Agreement, includes without limitation, financial information, business plans, prospects, customer lists, and opportunities (such as lending relationships, financial product developments, or possible acquisition or dispositions of businesses or facilities) which have been discussed or considered by the management of the Bank or any of its affiliates, but does not include any information which has become part of the public domain by means other than Executive’s nonobservance of Executive’s obligations under this Agreement.

(f)	“Disability” means that Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Bank.

(g)

“Incentive Award” means Executive’s annual target award under the Bank’s Management Incentive Plan or any plan the Bank shall adopt as a successor to that program (the “MIP”) for the year in which Executive’s employment is terminated or, if higher, the average of Executive’s annual incentive awards under the MIP for the two years prior to the year in which Executive’s employment is terminated.

(h)

The use of gendered pronouns in this Agreement is for convenience of reference only. Where the context requires, “he” shall be interpreted as “he or she” and “his” shall be interpreted as “his or her.”

3.    Termination for Cause. If the Bank terminates Executive’s employment for Cause, the Bank will pay to Executive within sixty (60) days:

(a)	all earned but unpaid salary;

(b)	all accrued but unused vacation pay;

(c)

vested and accrued bonuses or other incentive compensation as determined by the documents governing any bonus or incentive compensation plans in which Executive participates during his employment with the Bank; and

(d)

reimbursements for reasonable, necessary, and properly documented expenses incurred by Executive on behalf of the Bank during Executive’s employment. Executive shall be entitled to no other benefits under this Agreement in the event of a termination for Cause.

4.    Termination due to Resignation, Retirement, Death, or Disability. If Executive voluntarily resigns or retires from his employment with the Bank, or in the event of Executive’s death or Disability, Executive shall be entitled to such benefits as are available to him pursuant to the Bank’s then effective retirement, death, disability, or other plans in which Executive has participated prior to the termination of his employment. Executive’s entitlement to benefits under this paragraph shall be determined by the terms of the plans in which Executive has participated as set forth in the documents governing each such plan. In the case of resignation, retirement, death or Disability, Executive is entitled to no benefits under this Agreement, except those specified in paragraph 3.

5.    Involuntary Termination Not for Cause. If the Bank terminates Executive’s employment without Cause during the term of this Agreement (including by layoff, reduction in force, or reorganization), Executive will be entitled to the following payments and benefits, provided that Executive signs a release of any and all legal claims against the Bank in a form reasonably acceptable to the Bank and such release becomes effective:

(a)	A lump sum payment in the gross amount of two hundred percent (200%) of Executive’s annual Base Compensation, to be paid within sixty (60) days of Executive’s termination; and

(b)

A lump sum payment in the gross amount of the annual incentive payments for which Executive would be eligible under the MIP during the calendar year in which his employment is terminated, divided by the number of complete months that Executive is employed during the calendar year in which his employment is terminated, to be paid within sixty (60) days of Executive’s termination; and

(c)	Full vesting of benefits in existing grants under the Bank’s Long-Term Incentive Plan, as determined by the terms of the Plan document; and

(d)

Continued participation in the Bank’s group health and dental insurance plans for twenty-four (24) months after the termination of Executive’s employment or until Executive commences employment offering such benefits, whichever period is shorter (the “Benefits Period”).

(i)

In order to receive such continued health and dental coverage, Executive must be eligible for and elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) under the terms of the applicable programs.

(ii)

The Bank will pay the premiums for Executive’s participation in its group health and dental insurance plans directly to the insurers offering those plans to the extent permitted by the insurers. The Bank shall make payments to insurers for Executive’s continued participation in its health and dental plans on a regular monthly basis, and those payments are not subject to acceleration or liquidation, except as described in paragraph 5(d)(iii).

(iii)

To the extent that any of the Bank’s group health and dental insurance plans do not allow for the Bank’s direct payment of premiums for Executive after termination of Executive’s employment, the Bank will reimburse Executive for those insurance premiums, in a lump sum and on a taxable basis if so required, in the gross amount of any monthly premiums remaining in the Benefits Period within sixty (60) days of the Bank’s receipt of written notice that the insurers offering the Bank’s group health and dental insurance plans will not permit Executive to participate in the Bank’s group health and dental insurance plans as specified in paragraph 5(d)(ii).

(iv)

Executive agrees to apprise the Bank immediately upon commencing subsequent employment offering health and dental insurance benefits. If Executive commences subsequent employment offering health and dental insurance benefits and the Bank has advanced premiums to Executive pursuant to paragraph 5(d)(iii), Executive shall repay to the Bank the amount of such premiums that has been paid to him in excess of the benefits to which he is entitled under paragraph 5(d); and

(e)	The amounts set forth in paragraph 3 above.

6.    No Mitigation Required. With the exception of the health and dental insurance benefits described in paragraph 5(d), the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Executive to the Bank, or otherwise.

7.    Taxes and Withholdings. Eastern shall withhold from any payment hereunder such state, federal or local income, employment or other taxes and other legally mandated withholdings as it deems appropriate. Eastern makes no representation about the tax treatment or impact of any payments or benefits hereunder.

8.    Restrictive Covenants. Executive recognizes and agrees that the Bank and its affiliates enjoy substantial goodwill in their business (the “Bank’s Business”). Executive further recognizes that, in the performance of Executive’s duties and responsibilities, Executive has gained or is expected to have gained extensive and valuable experience and acquaintanceships with the Bank’s customers and employees, and that Executive has access to the Bank’s Confidential Information relating to its business, operations, and customers. Executive acknowledges that Confidential Information about the Bank’s Business is not generally available to the public and is disclosed to Executive in confidence; that the Confidential Information about the Bank’s Business and its goodwill have been established and maintained by the Bank at substantial cost and effort over many years and constitute valuable assets of the Bank; and that the use or disclosure of such information or goodwill would cause serious and irreparable injury and harm to the Bank. Therefore, Executive covenants and agrees that Executive will not, without the express prior written consent of the Bank:

(a)

During the term of Executive’s employment with the Bank and for a period ending twenty-four (24) months from the date of the termination of Executive’s employment for any reason whatsoever solicit any officer, trustee, director, or employee of the Bank or its affiliates to leave his or her employment, or call upon, solicit, divert, or attempt to solicit or divert from the Bank or its affiliates any of its customers of which Executive was aware, or should have been aware, during the term of Executive’s employment with the Bank; and

(b)

During the term of Executive’s employment with the Bank and thereafter disclose to any other person (except as required by applicable law or in the good faith performance of Executive’s duties and responsibilities pursuant to and during Executive’s employment with the Bank) or use for Executive’s own benefit or gain, or the benefit or gain of any entity other than the Bank or any of its affiliates, any Confidential Information of the Bank.

9.    Relief and Interpretation. Executive agrees that Executive’s services and Executive’s covenants under paragraph 8 of this Agreement, as well as any confidential and proprietary information which Executive acquires while employed by the Bank, are unique, that the Bank will not be adequately compensated by monetary damages for Executive’s breach of this Agreement, and accordingly that the Bank shall be entitled to seek equitable relief for such breach in court by injunction or otherwise, in addition to any other remedies available to it, without the necessity of proving actual damages or posting a bond.

10.    Conflicting Agreements. Executive hereby represents and warrants that neither his employment as described in paragraph 1 nor his execution of and performance of this Agreement will not be in breach of, or in conflict with, any other agreement or covenant to which he is a party or by which he is bound.

11.    Compliance with Code Section 409A. This Agreement is intended to comply with Section 409A of the Code. In the event and to the extent the Bank reasonably determines that any payment or benefit otherwise required to be made to Executive under the provisions of this Agreement would cause the Agreement to fail to satisfy any applicable requirement of Section 409A, the Bank shall make a reasonable good-faith effort to bring such provisions into compliance with Section 409A; provided, however, that nothing in this Agreement shall be construed or interpreted to require the Bank to increase any amounts payable to Executive pursuant to this Agreement, to indemnify Executive against any adverse tax consequences under Section 409A, or to consent to any amendment that would adversely change the Bank’s financial accounting or tax treatment of such payments or benefits.

12.    Assignment. Neither the Bank nor Executive may assign this Agreement or any interest in this Agreement without the prior written consent of the other Party; except that the Bank shall assign its rights and obligations under this Agreement in the event that the Bank shall hereafter effect a reorganization, or consolidate with or merge into any other entity, or transfer substantially all of its assets to any other entity.

13.    Integration. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and restates and supersedes all prior agreements with respect thereto. Executive agrees that, during the term of this Agreement, Executive shall not be eligible for any severance compensation or benefits in respect of Executive’s termination of employment for any reason under any severance plan, practice, program, or policy of the Bank, whether now in effect or implemented in the future. The Parties acknowledge that no statement, representation, warranty or covenant has been made by either Party with respect to the terms of the Agreement except as expressly set forth herein.

14.    Amendment. This agreement may be amended or modified only by a written instrument signed by Executive and a duly authorized representative of the Bank.

15.    Waiver. No waiver of any provisions of this Agreement shall be effective unless made in writing and signed by the waiving Party. The failure of either Party to require the performance of any term or obligation of this Agreement, or the waiver by either Party of any breach of this Agreement, shall not prevent or serve as a defense to any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16.    Severability. If any provision of this Agreement shall be declared illegal or unenforceable by a court of competent jurisdiction, the remainder of this Agreement or the application of such provision in circumstances other than those as to which it is declared illegal or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17.    Notices. Any notices or other communications to Eastern pursuant to this Agreement shall be deemed sufficient if made in writing and delivered personally or by overnight or two-day courier service, or mailed with proper return-receipt received by the sender, to the Bank’s Senior Vice President of Human Resources by mail to Eastern Bank, 195 Market Street, Mail Code EP5-02, Lynn, MA 01901, or to Executive at the last residential address Executive provided to the Bank.

18.    Acknowledgments. Executive acknowledges that the Bank has advised Executive to consult with an attorney of Executive’s choice before executing this Agreement and that Executive has had the opportunity to consult with counsel of his choice prior to signing the Agreement.

19.    Governing Law. The Parties agree that this Agreement shall be governed in all respects by the law of the Commonwealth of Massachusetts, without regard to that state’s choice of law provisions.

8/18/06
Robert F. Rivers	Date

Eastern Bank

By:	8/18/2006
Richard E. Holbrook	Date
President and Chief Operating Officer